Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT COMMENTS ON FDA PROPOSAL REGARDING METHYLPHENIDATE EXTENDED RELEASE TABLETS

Philadelphia, PA – October 19, 2016 – Lannett Company, Inc. (NYSE: LCI) received a notice from the U.S. Food and Drug Administration (FDA) that it will seek to withdraw approval of the Company’s Abbreviated New Drug Application (ANDA) for Methylphenidate Hydrochloride (HCl) Extended-Release (ER) Tablets.  FDA’s proposal includes an opportunity for Lannett to request a hearing on this matter.

“We remain confident that our Methylphenidate ER products are safe and effective,” said Arthur Bedrosian, chief executive officer of Lannett.  “Accordingly, we intend to review the scientific rationale for FDA’s most recent position and compile the scientific evidence to convince FDA’s Office of Generic Products that our product should continue to be marketed.  This will preserve patient and prescriber choice, and maintain an affordable alternative drug on the market to treat attention deficit and hyperactivity disorder.”

Lannett has until November 17, 2016 to request the hearing and until December 19, 2016 to submit all data, information and analyses upon which the request for a hearing relies.

About Lannett Company, Inc.

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, the FDA granting a hearing, a successful outcome of the hearing and future sales of the company’s Methylphenidate ER products, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, including acquired products, and Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

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